Exhibit 10.1
MIDCAP BUSINESS CREDIT LLC
LOAN AND SECURITY AGREEMENT
(ALL ASSETS)
THIS LOAN AND SECURITY AGREEMENT (as amended, modified, restated or supplemented, this “Agreement”), is entered into as of February 29, 2016, by and among MIDCAP BUSINESS CREDIT LLC, a Texas limited liability company, the secured party hereunder (“Lender”), INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA”; and together with any additional Person (as defined in Section 15(n) below) that at any time after the date hereof becomes an additional borrower to this Agreement, jointly, severally and collectively, “Borrowers” and each a “Borrower”), ISA LOGISTICS LLC, a Kentucky limited liability company (“ISA Logistics”), ISA INDIANA, INC., an Indiana corporation (“ISA Indiana”), ISA REAL ESTATE, LLC, a Kentucky limited liability company (“ISA Real Estate”), ISA INDIANA REAL ESTATE, LLC, a Kentucky limited liability company (“ISA IN Real Estate”), 7021 GRADE LANE LLC, a Kentucky limited liability company (“7021 Grade Lane”), 7124 GRADE LANE LLC, a Kentucky limited liability company (“7124 Grade Lane”), and 7200 GRADE LANE LLC, a Kentucky limited liability company (“7200 Grade Lane”; and together with ISA Logistics, ISA Indiana, ISA Real Estate, ISA IN Real Estate, 7021 Grade Lane, 7124 Grade Lane and any additional Person that at any time after the date hereof becomes a guarantor to this Agreement, jointly, severally and collectively, “Guarantors” and each a “Guarantor”; and together with Borrowers, jointly, severally and collectively, “Loan Parties” and each a “Loan Party”).
The parties agree as follows:
1.SECURITY INTEREST.
(a)    Each Loan Party, for valuable consideration, receipt whereof is hereby acknowledged, hereby grants to Lender a Lien (as defined in Section 1(b) below) and continuing security interest in and to, and assigns to Lender, all of its assets, wherever located and whether now owned or hereafter acquired, including, without limitation, the following: all accounts, books, chattel paper, documents, general intangibles, instruments, deposit accounts, letter of credit rights, supporting obligations, commercial tort claims, investment property, inventory, equipment and other goods, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings and all proceeds and products (whether tangible or intangible) of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (collectively, the “Collateral”). Notwithstanding the foregoing, all Real Property Collateral (as defined in Section 1(b) below) shall be deemed to be included as part of the Collateral.
(b)    As used in this Section 1 and elsewhere in this Agreement, the following terms shall have the following meanings:
(i)    “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
(ii)    “Mortgage Policies” shall mean, individually and collectively, one or more mortgagee title insurance policies (or marked commitments to issue the same with all conditions to issuance having been satisfied) for the Real Property Collateral issued by a title insurance company satisfactory to Lender.
(iii)    “Mortgages” shall mean, individually and collectively, one or more mortgages, deeds of trust or deeds to secure debt, executed and delivered by a Loan Party or its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral, and each such mortgage, deed of trust or deed to secure debt is individually a “Mortgage”.
(iv)    “Real Property” shall mean any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.
(v)    “Real Property Collateral” shall mean the Real Property identified on Schedule “D” annexed hereto and any Real Property hereafter acquired by any Loan Party.
(vi)    “Uniform Commercial Code” shall mean the Connecticut Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Connecticut, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.
(c)    Any terms used in this Section 1 and elsewhere in this Agreement that are defined in the Uniform Commercial Code shall be construed and defined as set forth in the Uniform Commercial Code unless otherwise defined herein. The meaning of any term defined herein by reference to the Uniform Commercial Code will not be limited by reason of any limitation set forth on the scope of the Uniform Commercial Code, whether under Section 9-109 of the Uniform Commercial Code, by reason of federal preemption or otherwise.
2.    OBLIGATIONS SECURED.
(a)    The Lien granted hereby is to secure payment and performance of any and all obligations, liabilities and Indebtedness (as defined in Section 15(n) below) of Loan Parties to Lender under this Agreement and the Loan Documents (as defined in Section 4(n) below), and also any and all other obligations, liabilities and Indebtedness of Loan Parties to Lender (whether or not such obligations are related to the transactions described in this Agreement), of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including, without limitation, all interest and fees that accrue after the commencement by or against any Loan Party of an Insolvency or Liquidation Proceeding (as defined in Section 2(b) below), regardless of whether such interest and fees are allowed claims therein (collectively, the “Obligations”). Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the loans and advances to Borrowers, (ii) interest accrued on the loans and advances to Borrowers, (iii) costs and expenses payable pursuant to this Agreement and under the other Loan Documents, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency or Liquidation Proceeding.
(b)    As used in this Section 2 and elsewhere in this Agreement, the following terms shall have the following meanings:
(i)    “Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 USC §101 et seq., as in effect from time to time, and any successor statute thereto.
(ii)    “Insolvency Law” shall mean the Bankruptcy Code and any similar legislation in another jurisdiction as applicable and as in effect from time to time.
(iii)    “Insolvency or Liquidation Proceeding” shall mean: (A) any voluntary or involuntary case or proceeding under any Insolvency Law with respect to any Person comprising any Loan Party; (B) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Person comprising any Loan Party or with respect to a material portion of their respective assets; (C) any liquidation, dissolution, reorganization or winding up of any Person comprising any Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (D) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Person comprising any Loan Party.
3.    PLACES OF BUSINESS, INVENTORY LOCATIONS AND RETURNS POLICY.
(a)    Each Loan Party represents and warrants that it has no places of business other than those places of business are listed on Schedule “A” annexed hereto. Each Loan Party’s principal executive office and the office where such Loan Party keeps its books and records concerning the Collateral (including, without limitation, its accounts, contract rights and other property) are those set forth on Schedule “A” annexed hereto (each, a “Principal Office”). Each

Loan Party agrees that all inventory presently owned by such Loan Party is stored at the locations set forth on Schedule “A” annexed hereto.
(b)    Loan Parties shall promptly notify Lender in writing of any change in the location of any Principal Office or the location at which inventory or other Collateral is stored or the establishment of any new place of business or location at which inventory or other Collateral is stored or office where its books and records are kept which would be shown in this Agreement if it were executed after such change.
4.    ADDITIONAL REPRESENTATIONS AND WARRANTIES. Each Loan Party represents and warrants that:
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and shall hereafter remain in good standing under the laws of each such jurisdiction, (ii) is duly qualified and in good standing in every other jurisdiction in which it is doing business and shall hereafter remain duly qualified and in good standing in every other jurisdiction in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of such Loan Party or the value of any Collateral, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.
(b)    Each Loan Party’s exact legal name is as set forth in this Agreement.
(c)    The jurisdiction of formation and organizational identification number of each Loan Party is as set forth on Schedule “A” annexed hereto.
(d)    The execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within each Loan Party’s requisite power and authority, have been duly and validly authorized, are not in contravention of any law or the terms of such Loan Party’s charter, by-laws, partnership agreements, operating agreements or other organizational papers, or of any indenture, agreement or undertaking to which such Loan Party is a party or by which such Loan Party’s properties may be bound.
(e)    All certificates of incorporation or formation, bylaws, partnership agreements, operating agreements and all amendments thereto (as applicable) of each Loan Party have been duly filed and true and correct copies have been delivered to Lender. All Equity Interests (as defined in Section 4(n) below) issued by each Loan Party were duly issued in compliance with all applicable laws, regulations and governing documents of such Loan Party. All books and records of Loan Parties, including, but not limited to, the minute books, by-laws, partnership and operating agreements and books of account, are accurate and up to date and will be so maintained during the term of this Agreement.
(f)    Each Loan Party owns all of the assets reflected in the most recent financial statements of such Loan Party provided to Lender, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets (together with any assets acquired since such date, including, without limitation, the Collateral) are free and clear of any Lien, except Permitted Liens (as defined in Section 15(b) below).
(g)    Each Loan Party has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which such Loan Party is subject (any tax liability which may result in a Lien on any Collateral being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which each Loan Party has, prior to the date of such contest, identified in writing to Lender as being contested; and have made adequate provisions for the payment of all taxes so contested, so that no Lien will encumber any Collateral, and in respect of subsequent periods.
(h)    Each Loan Party (i) is subject to no charter, corporate, partnership, limited liability company or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects, and (ii) is in compliance with its charter documents and by-laws, partnership and operating agreements and all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith or provisions of any of the foregoing, the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.
(i)    There are no actions, suits, proceedings or investigations pending or, to each Loan Party’s knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of any Collateral.
(j)    Each Loan Party is in compliance with ERISA; no Reportable Event has occurred and is continuing with respect to any Plan; and each Loan Party has no unfunded vested liability under any Plan. The word “Plan” as used in this Agreement shall mean any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) maintained for employees of any Loan Party, any Subsidiary (as defined in Section 4(n) below) of any Loan Party or any other trade or business under common control with Loan Parties within the meaning of Section 414(c) of the Internal Revenue Code of 1986 or any regulations thereunder.
(k)    No Loan Party nor, to the knowledge of such Loan Party, any of its respective owners, Subsidiaries or Affiliates (as defined in Section 4(n) below), are in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(l)    No Loan Party nor, to the knowledge of such Loan Party, any of its respective owners, Subsidiaries or Affiliates or other agents of such Loan Party acting or benefiting in any capacity in connection with the transactions contemplated hereunder, are any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(m)    No Loan Party nor, to the knowledge of such Loan Party, any agent of any of its respective owners, Subsidiaries or Affiliates acting in any capacity in connection with the transactions contemplated hereunder (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4(1) above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to the Executive Order, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(n)    As used in this Section 4 and elsewhere in this Agreement, the following terms shall have the following meanings:
(i)    “Affiliate” shall mean, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 15(h): (a) any Person which owns directly or indirectly five percent (5%) or more of the Equity Interests having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or five percent (5%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
(ii)    “Equity Interests” shall mean, with respect to any Person, all shares, interests or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
(iii)    “Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, any guaranty in favor of Lender, any security agreement in favor of Lender, any pledge agreement in favor of Lender, the Mortgages, the K&R Subordination Agreement, the 7100 Grade Lane Subordination Agreement, any note or notes executed by any Borrower in connection with this Agreement and payable to Lender, and any other instrument or agreement entered into, now or in the future, by any Loan Party and Lender in connection with this Agreement.
(iv)    “Subsidiary” of a Person shall mean a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
5.    LOANS AND OTHER FINANCIAL ACCOMMODATIONS.
(a)    Subject to the terms and provisions of this Agreement, Lender hereby agrees to make loans and advances to Borrowers pursuant to a revolving line of credit in Borrowers’ favor in the amount of the Credit Limit (as defined in Section 5(e) below), as determined by Lender from time to time hereafter. Each Borrower agrees that the aggregate unpaid principal of all loans outstanding at any one time shall not exceed such Borrower’s Borrowing Base (as defined in Section 5(e) below).
(b)    Each Borrower agrees that all proceeds under this Agreement shall be utilized by such Borrower for the following purposes only: (i) on the date hereof, to repay in full all Indebtedness owing by Loan Parties to Wells Fargo Bank, National Association (the “Existing Creditor”); (ii) to pay transaction fees and expenses required to be paid by Loan Parties on the date hereof; (iii) to provide for working capital needs of such Borrower subject to the terms of this Agreement; and (iv) as otherwise provided in this Agreement.
(c)    All loans made by Lender pursuant to this Section 5 shall bear interest and, at the option of Lender, shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Lender substantially in the form of Exhibit 1 hereto (“Note”), as the same may hereafter be amended, supplemented or restated from time to time, and any note or notes issued in substitution therefor, but in all events shall be conclusively evidenced by Lender’s records of loans.
(d)    Interest will be charged to each Borrower at a fluctuating rate which is the daily equivalent to a rate equal to the aggregate of: (i) the Prime Rate plus (ii) two and one-half of one percent (2.50%) per annum, or at such other rate agreed upon from time to time by the parties, upon the balance owing by such Borrower to Lender at the close of each day. The rate of interest payable by Borrowers shall be changed effective as of that date in which a change in the Prime Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days.
(e)    As used in this Section 5 and elsewhere in this Agreement, the following terms shall have the following meanings:
(i)    “Borrowing Base” shall mean, as of any date of determination, with respect to any Borrower, the sum of the following:

(A)    up to eighty-five percent (85%) of the unpaid face amount of Qualified Accounts of such Borrower; plus
(B)    the lesser of (1) $2,500,000 and (2) seventy-five percent (75%) times the then extant Net Orderly Liquidation Percentage times the cost of Eligible Inventory of such Borrower; plus
(C)    the lesser of (1) $500,000 and (2) forty percent (40%) of the Net Forced Liquidation Value of Eligible Equipment of such Borrower (the “Equipment Sub-Line”); which Equipment Sub-Line shall amortize as described in Section 5(f) below; minus
(D)    the Borrowing Base Reserve.
Without limiting Lender’s discretion, notwithstanding the actual net face value of any Qualified Account of Borrowers, for purposes of computing the Borrowing Base, the value of all Qualified Accounts due from any account debtor (other than United States government agencies) shall not exceed the sum of $150,000 in the aggregate for all Borrowers. Lender may, in its sole discretion, raise or lower the $150,000 limit set forth in the immediately preceding sentence without in any way creating a course of conduct which requires Lender to maintain such raised or lowered limit or to raise or lower such limit again in the future. Lender, in its exercise of its discretion, has initially set higher credit limits on those customers of a Borrower set forth on Exhibit 2 attached hereto.
(ii)    “Borrowing Base Certificate” shall mean a form of borrowing base certificate, in form and substance acceptable to Lender.
(iii)    “Borrowing Base Reserve” shall mean, as of any date of determination, (A) such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as Lender may from time to time establish and adjust in reducing the amount available for borrowing (1) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Permitted Discretion, do or may affect (x) the Collateral or its value, (y) the assets, business or prospects of any Borrower, or (z) the Liens and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (2) to reflect Lender’s judgment (determined in its Permitted Discretion) that any collateral report or financial information furnished by or on behalf of any Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (3) in respect of any state of facts that Lender determines in its Permitted Discretion constitutes an Event of Default (as defined in Section 16 below), and (B) the Cost Reserve.
(iv)    “Cost Reserve” shall mean, as of any date of determination, an amount equal to five percent (5%) of the total inventory of Borrowers.
(v)    “Credit Limit” shall mean an amount equal to $6,000,000.
(vi)    “Eligible Equipment” shall mean the equipment owned by Borrowers and set forth on Exhibit 3 attached hereto.

(vii)    “Eligible Inventory” shall have the meaning set forth in Section 7 below.
(viii)    “Hard Costs” shall mean, with respect to the purchase by any Borrower of an item of Eligible Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, trade in allowances, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.
(ix)    “Net Forced Liquidation Value” shall mean, with respect to Eligible Equipment, the estimated most probable net amount, expressed in terms of currency, which could typically be realized at a public auction sale of such Eligible Equipment under forced sale conditions and under present-day economic trends, as of the effective date of the most recent acceptable appraisal of equipment received by Lender in accordance with this Agreement, net of all direct auction expenses and exclusive of a buyer’s premium.
(x)    “Net Orderly Liquidation Percentage” shall mean the percentage of the Value of a Borrower’s inventory that is estimated to be recoverable in an orderly liquidation of such inventory as set forth in the most recent acceptable appraisal received by Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected or approved by Lender with such most recent acceptable appraisal to be in form, scope, methodology and content acceptable to Lender.
(xi)    “Permitted Discretion” shall mean a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
(xii)    “Prime Rate” shall mean the Prime Rate as published from time to time in the “Money Rates” section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by Lender. The Prime Rate need not and may not necessarily be the lowest or most favorable rate. Interest shall be payable in lawful money of the United States of America to Lender, or as Lender shall direct, without set-off, deduction or counterclaim monthly, in arrears, on the first day of each month, commencing on the first day of the month next succeeding the date hereof.
(xiii)    “Qualified Accounts” shall have the meaning set forth in Section 7 below.
(xiv)    “Value” shall mean, as determined by Lender in its Permitted Discretion, with respect to inventory, the lower of (A) cost computed on a first-in, first-out basis in accordance with GAAP or (B) market value; provided, that, for purposes of the calculation of the Borrowing Base, (1) the Value of the inventory shall not include: (x) the portion of the value of inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (y) write-ups or write-downs in value with respect to currency exchange rates, and (2) notwithstanding anything to the contrary contained herein, the cost of the inventory shall be computed in the same manner and consistent with the most recent appraisal of the inventory received and accepted by Lender, if any.
(f)    All funds disbursed in connection with the Equipment Sub-Line shall amortize based upon a sixty (60) month amortization schedule, commencing with the month ending March 31, 2016, in an amount equal to the sum of all advances then disbursed divided by sixty (60); provided, that, the entire unpaid principal balance of the Equipment Sub-Line and all accrued and unpaid interest thereon shall be due and payable at the end of the Term (as defined in Section 21 below). Amortization of Equipment Sub-Line of Credit shall not reduce the Credit Limit.
(g)    Each Borrower hereby authorizes and directs Lender, in Lender’s sole discretion (provided, however, that, Lender shall have no obligation to do so): (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any note or other agreement by and between such Borrower and Lender, and to treat the same as a loan to such Borrower, which shall be added to such Borrower’s loan balance pursuant to this Agreement; (ii) to charge any of such Borrower’s accounts under the control of Lender; or (iii) apply the proceeds of Collateral, including, without limitation, payments on accounts and other payments from sales or lease of inventory and any other funds to the payment of such items. Lender shall promptly notify Borrower Representative (as defined in Section 23 below) of any such charges or applications.
(h)    The Borrowing Base formula set forth above is intended solely for monitoring purposes. The making of loans, advances, and credits by Lender to any Borrower in excess of the above described Borrowing Base formula for such Borrower is for the benefit of Borrowers and does not affect the Obligations of Borrowers hereunder; all such loans constitute Obligations and must be repaid by Borrowers in accordance with the terms of this Agreement.
(i)    If any amount due pursuant to this Agreement or under the Note is not paid within ten (10) days after the date it is due and payable, without in any way affecting Lender’s right to declare an Event of Default to have occurred, Lender may in its sole discretion assess a late charge equal to five percent (5%) of such late payment against Borrowers, which late charge shall be immediately due and payable and may be paid by treating the same as a loan made to Borrowers.
6.    DEFINITION OF QUALIFIED ACCOUNT. The term “Qualified Account”, as used herein, shall mean an account owing to any Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:
(a)    The account is not more than ninety (90) days from the date of the invoice thereof.
(b)    The account arose from the performance of services or an outright sale of goods by such Borrower, such goods have been shipped to the account debtor, and such Borrower has possession of, or have delivered to Lender, shipping and delivery receipts evidencing such shipment.

(c)    The account is not subject to any prior assignment, claim or Lien, and such Borrower will not make any further assignment thereof or create any further Liens therein, except as set forth on Schedule “B” annexed hereto, nor permit such Borrower’s rights therein to be reached by attachment, levy, garnishment or other judicial process.
(d)    The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the account arose.
(e)    The account arose in the ordinary course of such Borrower’s businesses and did not arise from the performance of services or a sale of goods to suppliers or employees of such Borrower.
(f)    No notice of bankruptcy or insolvency of the account debtor has been received by or is known to any Borrower.
(g)    The account is not owed by an account debtor whose principal place of business is outside the United States of America or Canada, unless (i) backed by a bank letter of credit naming Lender as beneficiary or assigned to Lender, in Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Lender in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Lender in its sole discretion which names Lender as beneficiary or co-insured.
(h)    The account is not owed by any entity which is a parent, brother/sister, Subsidiary or Affiliate of such Borrower.
(i)    The account debtor is not located in the State of New Jersey, in the State of Minnesota or in the State of West Virginia (or any other state that requires an entity to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against an account debtor in the courts or through any judicial process of such state), unless (i) such Borrower has filed and shall file all legally required Notice of Business Activities Reports with the New Jersey Division of Taxation, the Minnesota Department of Revenue or the West Virginia Department of Tax and Revenue, as the case may be; or (ii) such Borrower is exempt from such filing requirement.
(j)    The account is not owed by a government agency of the United States.
(k)    The account, when aggregated with all of the accounts of that account debtor and their respective Affiliates does not exceed fifteen percent (15%) of the then aggregate of all accounts.
(l)    The account is not evidenced by a promissory note.
(m)    The account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

(n)    The account does not arise out of a progress billing prior to completion of the order.
(o)    The account or the account debtor has not, for any reason, been deemed by Lender, in its Permitted Discretion, to be unacceptable.
provided, that, (1) if at any time twenty-five percent (25%) or more of the aggregate amount of the accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the accounts (then existing or hereafter arising) due from such account debtor shall be deemed to be Qualified Accounts until such time as less than twenty-five percent (25%) of the unpaid accounts due from such account debtor are (as a result of actual payments received thereon) more than ninety (90) days from the date of invoice; accounts payable by any Borrower to an account debtor shall be netted against accounts due from such account debtor and the difference (if positive) shall constitute Qualified Accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding paragraph (d) above); (2) characterization of any account due from an account debtor as a Qualified Account shall not be deemed a determination by Lender as to its actual value nor in any way obligate Lender to accept any account subsequently arising from such account debtor to be, or to continue to deem such account to be, a Qualified Account; (3) it is each Borrower’s responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of accounts are with such Borrower; and (4) all accounts whether or not Qualified Accounts constitute Collateral.
7.    DEFINITION OF ELIGIBLE INVENTORY. The term “Eligible Inventory”, as used herein, shall mean any Borrower’s inventory consisting of scrap metal (including, without limitation, recycled metals and automobile parts) which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:
(a)    The inventory is held for sale in the ordinary course of such Borrower’s business through normal trade channels.
(b)    The inventory is stored at one of such Borrower’s locations which is either owned by such Borrower or subject to a landlord or bailee waiver in form and substance satisfactory to Lender.
(c)    The inventory is subject to a perfected first priority Lien in favor of Lender.
(d)    The inventory is owned by such Borrower free and clear of any Lien except (i) the Lien in favor of Lender, (ii) as set forth on Schedule “B” annexed hereto, or (iii) Permitted Liens.
(e)    The inventory is currently saleable in the ordinary course of the operations of such Borrower.

(f)    The inventory has been produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder.
(g)    The inventory is not stored with a bailee, warehouseman or similar party unless Lender has given its prior written consent thereto.
(h)    The inventory does not constitute supplies.
(i)    The inventory is not packaging.
(j)    The inventory is not sample inventory or customer supplied parts or inventory.
(k)    The inventory has not been designated by Lender, in its Permitted Discretion, as unacceptable for any reason by notice to such Borrower.
8.    LENDER’S REPORTS. After the end of each month, Lender will render to Borrower Representative a statement of Borrowers’ loan account with Lender hereunder, showing all applicable credits and debits. Each statement shall be considered correct and to have been accepted by Borrowers and shall be conclusively binding upon Borrowers in respect of all charges, debits and credits of whatsoever nature contained therein under or pursuant to this Agreement, and the closing balance shown therein, unless Borrower Representative notifies Lender in writing of any discrepancy within twenty (20) days from the mailing by Lender to Borrower Representative of any such monthly statement.
9.    CONDITIONS OF LENDING.
(a)    Conditions Precedent to the Initial Extension of Credit. The willingness of Lender to consider making the initial loans and advances hereunder shall be subject to the conditions precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:
(xv)    This Agreement, properly executed on behalf of Loan Parties.
(xvi)    The Note drawn to the order of Lender in the face amount of the Credit Limit.
(xvii)    A true and correct copy of any and all leases pursuant to which any Loan Party is leasing any real property, together with a duly executed landlord’s consent and waiver with respect to the premises located at 7100 Grade Lane, Louisville, KY.
(xviii)    Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against any Loan Party, (B) no financing statements have been filed and remain in effect against any Loan Party, except those financing statements relating to Liens set forth on Schedule “B” annexed hereto and those financing statements filed by Lender, and (C) Lender has duly filed all financing statements necessary to perfect the Liens granted hereunder, to the extent the Liens are capable of being perfected by filing.
(xix)    A certificate of the Secretary, Assistant Secretary, General Partner, Member or Manager of each Loan Party, certifying as to (A) the resolutions of the directors and, if required, the shareholders, partners or members of such Loan Party, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the certificate or articles of incorporation or formation and by-laws, partnership or operating agreement of such Loan Party (as applicable), and (C) the signatures of the officers or agents of such Loan Party authorized to execute and deliver this Agreement and the other Loan Documents, including loan requests, on behalf of such Loan Party.
(xx)    A current certificate issued by the Secretary of State of the state of each Loan Party’s incorporation or formation, certifying that such Loan Party is in compliance with all corporate organizational requirements of such state.
(xxi)    Evidence that each Loan Party is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.
(xxii)    An opinion of counsel for each Loan Party delivered to Lender (in form and substance reasonably acceptable to Lender).
(xxiii)    Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Lender and general liability insurance naming Lender as an additional insured.
(xxiv)    A liquidating contract work-through agreement, properly executed by Sean Garber, President of ISA, pursuant to which such Person agrees to cooperate and assist Lender in certain events related to Borrowers’ defaults in connection with the Obligations as well as a certain non-compete covenants.
(xxv)    A letter, satisfactory to Lender, from the Existing Creditor (A) stating the amount necessary to repay in full the obligations of Loan Parties to the Existing Creditor, (B) agreeing that upon receipt of such amount all Liens and guarantees securing such obligations shall be automatically terminated and released, and (C) authorizing Loan Parties and Lender to file and/or deliver UCC termination statements and such other release and termination documents in connection therewith.
(xxvi)    A subordination and/or intercreditor agreement between Lender and K&R, LLC (“K&R”), and acknowledged by Loan Parties (as amended, restated, supplemented or otherwise modified from time to time, the “K&R Subordination Agreement”).
(xxvii)    A subordination and/or intercreditor agreement between Lender and 7100 Grade Lane LLC (“7100 Grade Lane”), and acknowledged by Loan Parties (as amended,

restated, supplemented or otherwise modified from time to time, the “7100 Grade Lane Subordination Agreement”).
(xxviii)    Payment of the fees due through the date of the initial loan and expenses incurred by Lender through such date required to be paid by Borrowers pursuant to this Agreement.
(xxix)    A Borrowing Base Certificate for each Borrower which indicates that such Borrower has Excess Availability (as defined in Section 15(n) below) of not less than $1,000,000 after giving effect to (A) the initial extensions of credit hereunder, (B) the payment of all fees and expenses required to be paid by Borrowers on the date hereof, and (C) the payment of all other amounts to Existing Lender contemplated on the date hereof.
(xxx)    Such other documents, instruments and agreements as Lender in its sole discretion may require.
(xxxi)    A Customer Identification Information form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act.
(xxxii)    Deposit account control agreements, in form and substance satisfactory to Lender, duly authorized, executed and delivered by Lender, each applicable Loan Party and each applicable Bank with respect to each of the deposit accounts set forth on Schedule “E” annexed hereto.
(xxxiii)    Appraisals of the Real Property Collateral in form and substance satisfactory to Lender which Lender may rely upon and performed by an appraiser acceptable to Lender.
(xxxiv)    A phase-I environmental report and a real estate survey with respect to each parcel composing the Real Property Collateral which Lender may rely upon; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Lender.
(xxxv)    A completed Standard Flood Hazard Determination Form issued by the Department of Homeland Security Federal Emergency Management Agency with respect to each parcel of Real Property Collateral indicating whether or not such parcel is located in a special flood hazard zone, together with an acceptable flood insurance policy, if required.
(xxxvi)    To the extent not listed above, all other agreements, documents and instruments listed on the Closing Document Index previously provided to Loan Parties.
(b)    Conditions Precedent to all Extensions of Credit. The willingness of Lender to consider making any loans and advances hereunder at any time shall be subject to the following conditions precedent:

(i)    the representations and warranties contained in Sections 3 and 4 hereof are correct on and as of the date of such loan, as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and
(ii)    no event has occurred and is continuing, or would result from such loan which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.
(iii)    Conditions Subsequent. The willingness of Lender to continue to make loans and advances is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule “F” annexed hereto (the failure by any Loan Party to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).
10.    FEES.
(a)    Closing Fee. In consideration of Lender entering into this Agreement, Borrowers shall pay to Lender a non-refundable fee on the date hereof in the amount of $60,000.
(b)    Facility Fee. Borrowers shall pay to Lender a non-refundable annual fee equal to the then Credit Limit times one percent (1%) per annum on each anniversary of the date hereof.
(c)    Audit Fees. Borrowers hereby agree to pay Lender, on demand, audit fees in connection with any audits or inspections conducted by Lender or its agents of any Collateral or Borrowers’ operations or businesses at the rates established from time to time by Lender as its audit fees (which fees are currently $950 per person, per seven and one-half (7 ½) hour day), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that, absent an Event of Default, Borrowers shall not be charged for more than four (4) audits or inspection in any twelve (12) month period.
(d)    Appraisal Fees. Borrowers hereby agree to pay Lender, on demand, appraisal fees in connection with any appraisals of any Collateral conducted at the request of Lender; provided, however, that, absent an Event of Default, Borrowers shall not be charged for more than two (2) appraisals in any twelve (12) month period.
(e)    Collateral Monitoring Charge. Borrowers hereby agree to pay Lender a monthly collateral monitoring charge for services rendered by Lender in connection with the maintenance of this revolving line of credit (the “Collateral Monitoring Charge”). The amount of the Collateral Monitoring Charge shall be equal to two hundred seventy-five thousandths of one percent (0.275%) multiplied by the average balance of the loan owing to Lender at the close of each day for such monthly period.
(f)    Unused Credit Line Fee. Borrowers shall pay to Lender an unused credit line fee equal to one-half of one percent (0.50%) per annum multiplied by the daily average undrawn portion of the Credit Limit. Such fee shall accrue from the date of this Agreement and shall be monthly and payable in arrears.
11.    COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.
(a)    Each Borrower will immediately, upon receipt of all checks, drafts, cash and other remittances in payment of any inventory sold or in payment or on account of such Borrower’s accounts, contracts, contract rights, notes, bills, drafts, acceptances, general intangibles, choses in action and all other forms of obligations, deliver the same to Lender accompanied by a remittance report in form specified by Lender or to the depository/collection account of such Borrower identified on Schedule “E” annexed hereto. Said proceeds shall be delivered to Lender in the same form received except for the endorsement of any Borrower where necessary to permit collection of items, which endorsement such Borrower agrees to make. Lender will credit (conditional upon final collection) all such payments against the principal or interest of any loans secured hereby on the date received by Lender; provided, however, that, for the purpose of computing interest, the Collateral Monitoring Charge, the Unused Credit Line Fee and any items or payments received by Lender shall not be considered to have been credited against any loans secured hereby until three (3) days after receipt by Lender of any such items. The order and method of such application shall be in the sole discretion of Lender and any portion of such funds which Lender elects not to so apply shall be paid over from time to time by Lender to Borrowers. Lender will at all times have the right to require each Borrower (i) to enter into a lockbox arrangement with Lender for the collection of such remittances and payments, or (ii) to deposit such remittances and payments at a financial institution which has agreed to accept drafts drawn on it by Lender under a written depository transfer agreement with Lender and to block such Borrower’s accounts and waive their rights as against such account.
(b)    Each Loan Party hereby grants to Lender a Lien and right of setoff as security for the Obligations to Lender upon and against the Collateral. At any time, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or Obligation of Loan Parties that are due and owing to Lender, regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY LOAN PARTY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
(c)    Each Borrower shall maintain all of its bank accounts, including without limitation, its operating and depository accounts, at one or more of the banks set forth on Schedule “E” annexed hereto or with such other deposit account banks satisfactory to Lender in its reasonable discretion (each, a “Bank” and collectively, “Banks”). Lender shall have viewing rights with respect all bank accounts of Borrowers set forth on Schedule “E” annexed hereto. Upon fulfillment of the applicable conditions set forth in this Agreement and Lender’s determination to make a loan to each Borrower, Lender shall disburse the proceeds of the requested loan by crediting the same to the operating account of such Borrower identified on Schedule “E” annexed hereto.

(d)    Lender may at any time notify account debtors that Collateral has been assigned to Lender and that payments shall be made directly to Lender. Upon request of Lender at any time, each Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their accounts must be paid to Lender. Lender shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of such Borrower.
(e)    Borrowers shall pay to Lender on demand any and all reasonable counsel fees and other expenses incurred by Lender in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, all reasonable attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of any account either as against the account debtor, Borrowers, or any guarantor or surety of Borrowers or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any Insolvency or Liquidation Proceeding and all costs and expenses (including search fees) incurred or paid by Lender in connection with the administration, supervision, protection or realization on any security held by Lender for the debt secured hereby, whether such security was granted by any Borrower or by any other Person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith (other than a claim arising out of the gross negligence or willful misconduct of Lender), which amounts shall be considered advances to protect Lender’s security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, Lender may at any time, after the occurrence and during the continuance of an Event of Default, pay or discharge any taxes, Liens or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrowers, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary by Lender to protect its security, and all amounts expended by Lender in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered Obligations of Borrowers and shall be secured hereby.
(f)    Each Loan Party does hereby make, constitute and appoint any officer or agent of Lender as such Loan Party’s true and lawful attorney-in-fact, with power to endorse the name of such Loan Party or any of such Loan Party’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Lender in full or part payment of any amounts owing to Lender; to sign and endorse the name of such Loan Party or any of such Loan Party’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts, and any instrument or documents relating thereto or to such Loan Party’s rights therein; to give written notice to such office and officials of the United States Post Office to effect such change or changes of address so that all mail addressed to such Loan Party may be delivered directly to Lender; granting upon such Loan Party’s said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as such Loan Party might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Lender nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except for their gross negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Loan Parties may be indebted to Lender. The foregoing notwithstanding, excepting only the endorsement of checks that come into the possession of Lender, Lender agrees not to exercise the foregoing power of attorney absent the occurrence of an Event of Default which is continuing.
12.    FINANCING STATEMENTS. Each Loan Party hereby irrevocably authorizes Lender at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted Collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Loan Party agree to furnish any such information to Lender promptly upon request. Each Loan Party also ratifies its authorization for Lender to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof
13.    LOAN PARTIES’ REPORTS.
(a)    Each Loan Party covenants and agrees that, from the date hereof until payment and performance in full of all Obligations, and until the termination of this Agreement, unless Lender otherwise consents in writing, such Loan Party shall deliver or cause to be delivered to Lender: (i) within thirty (30) days after the close of each fiscal month of Loan Parties, internally prepared financial statements of Loan Parties on a consolidated and consolidating basis including balance sheets as of the close of each month and statements of income and retained earnings for such month and for that portion of the fiscal year-to-date then ended, which shall be prepared on a basis consistent with that of the preceding period or containing disclosure of the effect on financial condition or results of operations of any change in such preparation, and which shall be certified by the chief financial officer of Loan Parties as being accurate and fairly presenting the financial condition of Loan Parties; (ii) within thirty (30) days of the end of each fiscal quarter, a copy of the general ledger trial balance of Loan Parties; (iii) within ninety (90) days after the close of each fiscal year (beginning with the year ending December 31, 2016) of Loan Parties, consolidated and consolidating financial statements of Loan Parties for each such fiscal year, audited by recognized independent certified public accountants selected by Loan Parties and reasonably satisfactory to Lender, and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C)

qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the financial covenants set forth in this Agreement), by such accountants to have been prepared in accordance with GAAP, applied on a basis consistent with that of the preceding year or containing disclosure of the effect on financial condition or results of operations of any change in the application of accounting principles during the year (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management); (iv) annually, at least thirty (30) days before the beginning of each fiscal year of Loan Parties, projections on a consolidated and consolidating basis of Loan Parties’ balance sheet, statement of profit and loss and cash flow for the next succeeding fiscal year, broken down on a month to month basis, such forecast to be updated to reflect the current forecast presented to Loan Parties’ board of directors, partners, members or managers; (v) within ten (10) days of the close of each month, (A) monthly aging of accounts receivable and accounts payable and inventory status reports in form, scope and substance satisfactory to Lender, and (B) a reconciliation of accounts receivable aging, trade accounts payable aging, and inventory perpetual of each Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category; (vi) daily loan and collateral descriptions, including without limitation, sales, cash receipts and adjustments, in the form supplied by Lender to Borrowers; (vii) within ten (10) days after Loan Parties’ receipt, any management letter prepared by Loan Parties’ independent auditors; (viii) contemporaneously with the delivery to shareholders or governmental agencies, copies of all material reports relating to material financial information of Loan Parties delivered to shareholders or filed with governmental agencies; (ix) upon receipt, copies of all bank account statements for all bank accounts maintained by Loan Parties; (x) promptly upon Lender’s written request, (A) a detailed list of each Borrower’s customers, with address and contact information, and (B) such other information about the financial condition and operations of Loan Parties, as Lender may, from time to time, reasonably request; (xi) promptly after the occurrence thereof, notice of the cessation of the employment of Todd Phillips as Chief Financial Officer of ISA; and (xii) promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, notice thereof in writing.
(b)    All information regarding sales, cash receipts, accounts and inventory shall be transmitted to Lender electronically, in acceptable formats (files with extensions *.prn, *.pdf, *.txt, *.xls, and other electronic readable formats are acceptable; scanned copies are not acceptable), either transmitted to Lender via internet or e-mail. In the event that Loan Parties fail to report such information to Lender electronically, Lender reserves the right, in its sole discretion, to charge Borrowers a monthly fee in an amount necessary to cover the costs of the manual input of such data by Lender.
14.    GENERAL AGREEMENTS OF BORROWERS AND/OR LOAN PARTIES.
(a)    Each Loan Party agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that required by Lender with lender loss payable and additional insured to Lender and such Loan Party, as their interests may appear. As further assurance for the payment and performance of the Obligations, each Loan Party hereby assigns to Lender all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and such Loan Party hereby directs each insurance company issuing any such policy to make payment of such sums directly to Lender.
(b)    Each Borrower agrees that centralization of Borrower’s invoicing for all sales and records to Borrowers’ Principal Offices shall be ongoing at all times for the duration of this Agreement.
(c)    Although, as above set forth, Lender has a continuing Lien in all of Borrowers’ Collateral and in the proceeds thereof, each Borrower will at all times maintain as the minimum security hereunder a Borrowing Base not less than the aggregate unpaid principal of all loans made hereunder to such Borrower and if such Borrower fails to do so, such Borrower will immediately make the necessary reduction in the unpaid principal amount of said loans so that the loans outstanding hereunder do not in the aggregate exceed the Borrowing Base of such Borrower. In addition, if Lender obtains an appraisal of the Eligible Equipment at any time as permitted under this Agreement, and such appraisal shows the aggregate unpaid principal amount of the Equipment Sub-Line to exceed forty percent (40%) of the Net Forced Liquidation Value of the Eligible Equipment, then Lender may require Borrowers to immediately pay the unpaid principal of the Equipment Sub-Line in the amount or, at the option of Lender, Lender may establish a Borrowing Base Reserve in the amount of such excess.
(d)    Each Loan Party will at all times keep accurate and complete records of such Loan Party’s inventory, accounts and other Collateral, and Lender, or any of its agents, shall have the right during normal business hours and upon reasonable prior notice to call at such Loan Party’s Principal Offices or places of business at intervals to be determined by Lender (subject to the restrictions of Section 10(c) hereof), and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to such Loan Party’s inventory, accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of such Loan Party and Lender may make copies of any such records.
(e)    Each Loan Party will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business,
(f)    Each Loan Party will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any Lien (other than Permitted Liens) or charge from attaching to its property.
(g)    Lender may in its own name or in the name of others communicate with account debtors in order to verify with them to Lender’s satisfaction the existence, amount and terms of any accounts.

(h)    If any of any Loan Party’s accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, such Loan Party will immediately notify Lender thereof in writing and execute any instruments and take any steps required by Lender in order that all monies due and to become due under such contracts shall be assigned to Lender and notice thereof given to the Government under the Federal Assignment of Claims Act.
(i)    If any of any Loan Party’s accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, such Loan Party will immediately deliver same to Lender, appropriately endorsed to Lender’s order and, regardless of the form of such endorsement, such Loan Party hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.
(j)    If any goods are at any time in the possession of a bailee, the applicable Loan Party shall promptly notify Lender thereof and, if requested by Lender, shall promptly attempt to obtain an acknowledgment from the bailee, in form and substance satisfactory to Lender, that the bailee holds such Collateral for the benefit of Lender and shall act upon the instructions of Lender, without the further consent of such Loan Party. Lender agrees with Loan Parties that Lender shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the applicable Loan Party with respect to the bailee.
(k)    If any Loan Party is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Loan Party, such Loan Party shall promptly notify Lender thereof and, at the request and option of Lender, such Loan Party shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an account.
(l)    If any Loan Party shall at any time hold or acquire a commercial tort claim, such Loan Party shall immediately notify Lender in a writing signed by such Loan Party of the brief details thereof and grant to Lender in such writing a Lien therein, and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.
(m)    Each Loan Party will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Lender, promptly furnish Lender the receipted bills therefor. Loan Parties agree to reimburse Lender on demand for any payments made, or any expenses incurred by Lender pursuant to the foregoing authorization, and upon failure of Loan Parties so to reimburse Lender, any such sums paid or advanced by Lender shall be deemed secured by the Collateral and constitute part of the Obligations.
(n)    Each Loan Party will:

(i)    keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;
(ii)    comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;
(iii)    promptly notify Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and
(iv)    promptly, but in any event within five (5) Business Days of its receipt thereof, provide Lender with written notice of any of the following: (A) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (C) written notice of a violation, citation, or other administrative order from a Governmental Authority.
(v)    As used in this Section 14(n) and elsewhere in this Agreement, the following terms shall the following meanings:
“Environmental Action” shall mean any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.
“Environmental Liabilities” shall mean all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Environmental Law” shall means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Governmental Authority” shall mean any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Substances” shall mean (A) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (B) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (C) any flammable substances or explosives or any radioactive materials, and (D) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
(o)    Except for Lender’s gross negligence or willful misconduct, each Loan Party will, jointly and severally, indemnify and save Lender harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of defending or protecting this Lien or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Lender’s agreement to make loans available to Borrowers and the termination of this Agreement.
(p)    At the option of Lender, each Loan Party will furnish to Lender, from time to time, within five (5) days after the accrual in accordance with applicable law of such Loan Party’s obligations to make deposits for the F.I.C.A. and withholding taxes and/or sales taxes, proof satisfactory to Lender that such deposits have been made as required.
(q)    Should any Loan Party fail to make any of such deposits or furnish such proof then Lender may, in its sole and absolute discretion, (i) make any of such deposits or any part thereof, (ii) pay such taxes, or any part thereof, or (iii) set-up such reserves as Lender, in its judgment, shall deem necessary to satisfy the liability for such taxes. Each amount so deposited or paid shall constitute an advance under the terms hereof, repayable on demand with interest, as provided herein, and secured by all Collateral and any other property at any time pledged by any Loan Party with Lender. Lender shall provide Borrower Representative notice of any such advances promptly thereafter. Nothing herein shall be deemed to obligate Lender to make any such deposit or payment or set-up such reserve and the making of one or more of such deposits or payments or the setting-

up of such reserve shall not constitute (i) an agreement on Lender’s part to take any further or similar action, or (ii) a waiver of any default or Event of Default by Loan Parties under the terms hereof.
(r)    All advances by Lender to Borrowers under this Agreement and under any other agreement constitute one general revolving fluctuating loan, and all Indebtedness of Borrowers to Lender under this and under any other agreement constitute one general Obligation. Each advance to Borrowers hereunder or otherwise shall be made upon the security of all of the Collateral held and to be held by Lender. It is distinctly understood and agreed that all of the rights of Lender contained in this Agreement shall likewise apply, insofar as applicable, to any modification of or supplement to this Agreement and to any other agreements between Lender and Borrowers. The entire Obligation of Borrowers to Lender shall become due and payable upon termination of this Agreement.
(s)    Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrowers to Lender are fully paid and discharged, the right to use all premises or places of business which such Loan Party presently has or may hereafter have and where any of the Collateral may be located, at a total aggregate rental for the entire period of $1.00. Lender agrees not to exercise the rights granted in this paragraph unless and until Lender determines to exercise its rights against the Collateral.
(t)    Each Loan Party will, at its expense, upon request of Lender promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Lender may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Lender’s Lien, rights and remedies created or intended to be created hereunder.
(u)    Each Loan Party hereby grants to Lender for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owed to Lender are fully paid and discharged, a non-exclusive irrevocable royalty-free license in connection with Lender’s exercise of its rights hereunder, to use, apply or affix any trademark, trade name logo or the like and to use any patents, in which such Loan Party now or hereafter has rights, which license may be used by Lender upon and after the occurrence of any one or more of the Events of Default. This license shall be in addition to, and not in lieu of, the inclusion of all of each Loan Party’s trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses in the Collateral; in addition to the right to use said Collateral as provided in this paragraph, Lender shall have full right to exercise any and all of its other rights regarding Collateral with respect to such trademarks, servicemarks, tradenames, logos, goodwill, patents, franchises and licenses.
(v)    Each Loan Party covenants and agrees that during the term of this Agreement, neither such Loan Party nor any of its owners or Subsidiaries shall, directly or indirectly, by operation of law or otherwise (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 4(l) above, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law,

(iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and such Loan Party shall deliver to Lender any certification or other evidence requested from time to time by Lender in its reasonable discretion, confirming such Loan Parties’ compliance with this section, or (iv) cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.
(w)    Each Loan Party covenants and agrees that during the term of this Agreement, neither such Loan Party nor any of its owners or Subsidiaries shall, directly or indirectly, by operation of law or otherwise, knowingly cause or permit (i) any of the funds or properties of such Loan Party or any of its owners or Subsidiaries that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (A) the “List of Specially Designated Nationals and Blocked Person” (“SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statutes including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Loan Parties (whether directly or indirectly) are prohibited by law, or the Loans made by Lender would be in violation of law, or (B) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (ii) any Embargoed Person to have any direct or indirect interest, or any nature whatsoever in such Loan Party or any of its owners or Subsidiaries, with the result that the investment in such Loan Party (whether directly or indirectly) are prohibited by law or any of the transactions contemplated hereunder is in violation of law.
(x)    Upon the acquisition by any Loan Party of any fee interest in Real Property, such Loan Party will promptly (and in any event within two (2) Business Days of acquisition) notify Lender of the acquisition of such Real Property and will grant to Lender a first priority Mortgage on each fee interest in Real Property now or hereafter owned by such Loan Party, which Real Property shall not be subject to any other Liens (except Permitted Liens), and shall deliver such other documentation and opinions, in form and substance satisfactory to Lender, in connection with the grant of such Mortgage as Lender shall request in its reasonable discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and such Loan Party shall pay all recording costs, mortgage registration taxes, intangible taxes and other fees and costs (including reasonable attorneys’ fees and expenses) incurred in connection therewith. All such appraisals, title insurance policies and endorsements, environmental audits and surveys shall be prepared or issued by parties reasonably acceptable to Lender. To the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

15.    LOAN PARTIES’ NEGATIVE COVENANTS. No Loan Party shall at any time:
(a)    Disposition of Collateral. Sell, assign, exchange or otherwise dispose of any of the Collateral, other than (i) inventory consisting of (A) obsolete goods and (B) goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; (ii) the sale or refinancing of Real Property so long as, with respect to this clause (ii), the following conditions are met: (A) no Event of Default then exists or would result from any such disposition, (B) such Loan Party receives therefor a cash sum substantially equal to such Real Property’s fair value, (C) such Loan Party remits such sum to Lender in accordance with the terms of this Agreement, and (D) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $3,000,000 and the aggregate market value of assets sold or otherwise disposed of during the Term of this Agreement does not exceed $3,000,000; (iii) equipment which is no longer required or deemed necessary for the conduct of such Loan Parties’ business so long as, with respect to this clause (iii), the following conditions are met: (A) such Loan Party receives therefor a cash sum substantially equal to such equipment’s fair value and (B) such Loan Party remits such sum to Lender in accordance with the terms of this Agreement or replaces such equipment with other equipment of similar value which is subject to a first priority Lien in Lender’s favor.
(b)    Liens. Create, permit to be created or suffer to exist any Lien upon any of the Collateral or any other property of such Loan Party, now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) landlords’, carriers’, warehousemen’s, mechanics’ and other similar Liens arising by operation of law in the ordinary course of such Loan Parties’ business; (ii) Liens arising out of pledge or deposits under worker’s compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the Indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to no other property); (iv) Liens for unpaid taxes that are either (A) not yet due and payable, or (B) are subject of permitted protests; (v) those Liens and encumbrances set forth on Schedule “B” annexed hereto; (vi) Liens securing the K&R Indebtedness (as defined in Section 15(f) below); provided, that, such Liens shall at all times be subject to the terms of the K&R Subordination Agreement; (vii) Liens securing the 7100 Grade Lane Indebtedness (as defined in Section 15(f) below); provided, that, such Liens shall at all times be subject to the terms of the 7100 Grade Lane Subordination Agreement; and (viii) Liens in favor of Lender. The term “permitted protests” as used in this subsection (b) shall mean the rights of such Loan Party to protest any Lien (other than a Lien that secures the Obligations) or tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien); provided, that, (1) a reserve with respect to such liability is established on the books of such Loan Party in an amount that is reasonably satisfactory to Lender, (2) any such protest is instituted and diligently prosecuted by such Loan Party in good faith, and (3) Lender is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Lender in and to the Collateral.
(c)    Dividends, Redemptions, Management Fees. (i) Pay any dividends or make any Distributions either in cash or property, on or in respect of, nor make any payment for the redemption, retirement, purchase or other acquisition of, any outstanding Equity Interests, or (ii) pay management, consulting, monitoring, or advisory fees to any Affiliate of any Loan Party, except for the payment of regularly scheduled (on an unaccelerated, non-default basis) management fees, costs, expenses and other compensation (including, without limitation, the “Management Fee” and the “Bonus”, in each case, as defined in the Management Services Agreement, dated as of December 1, 2013 (the “Management Agreement”), between Algar, Inc. (“Manager”) and ISA, as in effect on the date hereof) by ISA to Manager pursuant to the terms of the Management Agreement; provided, that, (A)(1) on or before the date that is thirty (30) days after the date hereof, Lender shall have received evidence, in form and substance reasonably satisfactory to Lender, of the settlement (the “Manager Settlement”) of all outstanding amounts due and owing by and between Manager and ISA, which settlement (which may be in the form of an amendment to the Management Agreement) shall reflect, among other things, unpaid Management Fees due to Manager by ISA in the amount of $75,000 (after giving effect to the payment referred to in clause (2) below), (2) on or before the date that is thirty (30) days after the date hereof, ISA shall be permitted to make, and Manager shall be permitted to receive and retain, a cash payment in the amount of $25,000 in respect of unpaid Management Fees in accordance with the terms of the Manager Settlement, and (3) on or after the date hereof, ISA shall be permitted to offset and/or credit those amounts due and owing by Manager to ISA as against the unpaid Management Fees due to Manager referred to in clause (1) above, in accordance with the terms of the Manager Settlement, and (B) Loan Parties shall not, directly or indirectly, amend, modify, or change any of the terms or provisions of the Management Agreement (other than renewing or extending the Management Agreement on the same terms as in effect on the date hereof) without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Loans. Make any loans or advances to any individual, partnership, trust or other corporation, including, without limitation, such Loan Party’s directors, officers, partners, members, employees and other Affiliates, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by such Loan Party.
(e)    Guarantees. Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any Indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Lender) of any individual, partnership, trust or other corporation.
(f)    Indebtedness. Issue evidence of Indebtedness or suffer to exist Indebtedness in excess of $750,000 in the aggregate outstanding at any time for all Loan Parties in addition to Indebtedness to Lender, except (i) Indebtedness or liabilities of such Loan Party other than for money borrowed, incurred or arising in the ordinary course of business; (ii) Indebtedness of Loan Parties evidenced by one or more promissory notes executed by one or more Loan Parties payable to the order of K&R (collectively, the “K&R Indebtedness”); provided, that, such Indebtedness (including, without limitation, all payments to be made to K&R) shall at all times be subject to the terms of the K&R Subordination Agreement; (iii) Indebtedness of Loan Parties evidenced by one or more promissory notes executed by one or more Loan Parties payable to the order of 7100 Grade Lane (collectively, the “7100 Grade Lane Indebtedness”); provided, that, such Indebtedness (including, without limitation, all payments to be made to 7100 Grade Lane) shall at all times be subject to the terms of the 7100 Grade Lane Subordination Agreement; (iv) other Indebtedness (other than the K&R Indebtedness and the 7100 Grade Lane Indebtedness) of such Loan Party for money borrowed which has been subordinated on terms and conditions satisfactory to Lender; and (v) Indebtedness relating to Permitted Liens.
(g)    Investments. (i) Use any loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (ii) invest in or purchase any Equity Interests of any Person, except readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof.
(h)    Transactions with Affiliates. Enter into any lease or other transaction with any shareholder, officer, member, partner or Affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer, member, partner or Affiliate.
(i)    Subsidiaries. Sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary of such Loan Party.
(j)    Mergers, Consolidations, Sales or Asset Acquisitions. (i) Merge or consolidate with or into any person legal entity; (ii) enter into any joint venture or partnership with any Person; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other Person, except for the sale of inventory in the ordinary course of its business; (iv) convey, lease or sell any of its assets to any Person for less than the fair market value thereof; or (v) acquire (in any transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or Equity Interests of any Person.
(k)    Change in Legal Status. (i) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number (if applicable), prior to giving Lender ten (10) days prior written notice; or (ii) change its type of organization, jurisdiction of organization or other legal structure, prior to giving Lender at least forty-five (45) days prior written notice. If any Loan Party does not have an organizational identification number and later obtains one, such Loan Party shall promptly notify Lender of such organizational identification number.
(l)    Minimum Excess Availability. From the date hereof through and including the last day of the fiscal quarter of Loan Parties during which the FCCR Trigger Event (as defined in Section 15(n) below) shall have occurred, permit, at any time, Excess Availability to be less than $350,000.
(m)    Fixed Charge Coverage Ratio. Commencing on the first day of the fiscal quarter of Loan Parties immediately following the fiscal quarter in which the FCCR Trigger Event shall have occurred, permit the Fixed Charge Coverage Ratio, on a consolidated basis, measured on a trailing four (4) quarter basis at the end of each fiscal quarter, to be less than 1.0 to 1.0.

(n)    Definitions. As used in this Section 15 and elsewhere in this Agreement, the following terms shall have the following meanings:
(i)    “Adjusted EBITDA” shall mean, with respect to the Loan Parties and their Subsidiaries for any period, the sum of (A) EBITDA plus (B) if reasonably acceptable to Lender, any non-recurring or one-time items of expense deducted in the computation of Net Income for such period.
(ii)    “Distributions” shall mean all payments or distributions to shareholders, partners or members in cash or in property other than reasonable salaries, bonuses and expense reimbursements.
(iii)    “EBITDA” shall mean, with respect to the Loan Parties and their Subsidiaries for any period, consolidated Net Income of Loan Parties determined after excluding all amounts expensed during such period with respect to (A) any provision or distribution for income taxes, (B) interest expense, (C) amortized debt discount and (D) depreciation and amortization; provided, however, that, for the purposes of determining EBITDA there shall not be included in Net Income (1) any proceeds of any life insurance policy, (2) any gain or loss which is classified as “extraordinary” in accordance with GAAP or (3) any non-cash gains or losses.
(iv)    “Excess Availability” shall mean an amount, as determined by Lender, calculated at any date, equal to the difference of (A) the lesser of (1) the Credit Limit and (2) the Borrowing Base, and (B) the sum of (1) the outstanding balance of the loans hereunder, (2) the amount of all undisputed trade payables unpaid for more than sixty (60) days from due date, and (3) the amount of other past due obligations of Borrowers outstanding for more than sixty (60) days from due date (including book overdrafts and delinquent payroll taxes).
(v)    “FCCR Trigger Event” shall mean the date that Lender shall have received a certificate, executed and delivered by a senior financial officer of Borrower Representative, certifying to Lender that Loan Parties have achieved a Fixed Charge Coverage Ratio, on a consolidated basis, measured on monthly basis from the date hereof utilizing a rolling average of actual monthly results and expressed on an annualized basis, equal to or greater than 1.0 to 1.0.
(vi)    “Fixed Charge Coverage Ratio” shall mean, with respect to Loan Parties and their Subsidiaries for any period, the ratio of (i) Adjusted EBITDA for such period, minus (A) cash taxes and (B) Unfinanced Capital Expenditures, to (ii) Fixed Charges for such period.
(vii)    “Fixed Charges” shall mean, with respect to any fiscal period and with respect to Loan Parties and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (A) the scheduled payments of principal of Indebtedness actually made, plus (B) interest expenses plus (C) rent and lease expenses, calculated on a trailing four quarters basis for Loan Parties.

(viii)    “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
(ix)    “Indebtedness” shall mean, as of any date, indebtedness, obligations or liabilities of Loan Parties as of such date, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (including purchase money debt and capital lease obligations) or representing any obligations of Loan Parties under interest rate swap agreements, interest rate cap agreements, or similar arrangements designed to protect Loan Parties against fluctuations in interest rates (except, that, any such balance that constitutes an accrued expense or trade payment shall not be considered “Indebtedness”), and also includes, to the extent not otherwise included, the guarantees of items that would be included within this definition.
(x)    “Net Income” shall mean gross revenues and other proper income credits of Loan Parties, less all proper income charges, including taxes on income, all determined in accordance with GAAP on a consolidated basis.
(xi)    “Person” or “person” shall mean any individual, sole proprietorship, partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, unlimited liability company, institution, entity, party or foreign or United States government (whether federal, state, provincial, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.
(xii)    “Unfinanced Capital Expenditures” shall mean Capital Expenditures paid in cash, excluding that portion of those expenditures funded directly or indirectly from proceeds financed from Indebtedness other than loans and advances under this Agreement.
16.    DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.
(a)    Upon the occurrence of any one or more of the following events (herein, “Events of Default”), any and all Obligations of the Borrowers to Lender shall become immediately due and payable, at the option of Lender and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Lender and any Loan Party and instruments and papers given Lender by any Loan Party, whether such agreements, instruments, or papers now exist or hereafter arise, namely:
(i)    [Reserved].
(ii)    The failure by any Borrower to pay when due and payable, or when declared due and payable, all or any portion any of the Obligations.

(iii)    If any Loan Party (A) fails to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of Sections 1, 3, 4(a) (solely if a Loan Party is not in good standing in its jurisdiction of organization), 5, 10, 11, 13, 14(a), 14(b), 14(c), 14(d), 14(e) (solely if a Loan Party is not in good standing in its jurisdiction of organization) and 15; or (B) fails to promptly, punctually and faithfully perform, or observe any other term, covenant or agreement on its part to be performed or observed pursuant to any of the other provisions of this Agreement, and such failure continues for a period of ten (10) days after the earlier of (1) the date on which such failure shall first become known to any officer of a Loan Party or (2) the date on which written notice thereof is given to Borrower Representative by Lender.
(iv)    Any representation or warranty heretofore, now or hereafter made by any Loan Party to Lender, in any documents, instrument, agreement, or paper was not true or accurate in any material respect when given.
(v)    The occurrence of any event such that any Indebtedness (including, without limitation, the K&R Indebtedness and the 7100 Grade Lane Indebtedness) of any Loan Party from any lender other than Lender could be accelerated, notwithstanding that such acceleration has not taken place.
(vi)    The occurrence of any event which would cause a lien creditor, as that term is defined in Section 9-102 of the Code, to take priority over advances made by Lender.
(vii)    A filing against or relating to any Loan Party of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state.
(viii)    The occurrence of any event of default under any agreement between Lender and any Loan Party or instrument or paper given Lender by any Loan Party, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).
(ix)    Any act by, against, or relating to any Loan Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of any Loan Party’s property.
(x)    The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Loan Party, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Loan Party; the failure by any Loan Party to generally pay the debts of such Loan Party as they mature; adjudication of bankruptcy or insolvency relative to any Loan Party; the entry of an order for relief or similar order with respect to any Loan Party in any Insolvency or Liquidation Proceeding; the filing of any complaint, application, or petition by or against any Loan Party initiating any Insolvency or Liquidation Proceeding; the calling or sufferance of a meeting of creditors of any Loan Party; the meeting by any Loan Party with a formal or informal creditor’s committee; the offering by or entering into by any Loan Party of any composition, extension or any other arrangement seeking relief or extension for the debts of such Loan Party, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including any Loan Party which seeks or intends to accomplish a reorganization or arrangement with creditors.
(xi)    The entry of any judgment against any Loan Party, which judgment is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.
(xii)    The occurrence of any event or circumstance with respect to any Loan Party such that Lender shall believe in its Permitted Discretion that the prospect of payment of all or any part of the Obligations or the performance by any Loan Party under this Agreement or any other agreement between Lender and any Loan Party is impaired or there shall occur any material adverse change in the business or financial condition of any Loan Party.
(xiii)    The entry of any court order which enjoins, restrains or in any way prevents any Loan Party conducting all or any part of its business affairs in the ordinary course of business.
(xiv)    (A) Sean Garber ceases to be employed as the President of ISA, unless a successor(s) is appointed within sixty (60) days after the cessation of Sean Garber’s employment, and such successor is satisfactory to Lender in its Permitted Discretion, and within such sixty (60) day period, such successor(s) shall have delivered a liquidating contract work-through agreement in favor of Lender; or (B) Borrowers fail to own and control, directly or indirectly, one hundred percent (100%) of the Equity Interest of each other Loan Party.
(xv)    The occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of any Loan Party.
(xvi)    Any act by or against, or relating to any Loan Party or their respective assets pursuant to which any creditor of such Loan Party seeks to reclaim or repossess or reclaims or repossesses all or a portion of such Loan Party’s assets.
(xvii)    The termination of existence, dissolution, or liquidation of any Loan Party or the ceasing to carry on actively any substantial part of any Loan Party’s current businesses.
(xviii)    This Agreement shall, at any time after its execution and delivery and for any reason, cease (A) to create a valid and perfected first priority Lien in and to the property purported to be subject to this Agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by any Loan Party denies it has any further liability or Obligation hereunder.
(xix)    Any Guarantor or any person signing a support or liquidating contract work-through agreement in favor of Lender shall repudiate, purport to revoke or fail to perform its/

his obligations under its/his guaranty or support or liquidating contract work-through agreement in favor of Lender or any individual guarantor shall die.
(xx)    Any Loan Party shall take or participate in any action which would be prohibited under the provisions of any subordination or intercreditor agreement (including, without limitation, the K&R Subordination Agreement and the 7100 Grade Lane Subordination Agreement) make any payment on subordinated debt (including, without limitation, the subordinated debt subject of the K&R Subordination Agreement and the 7100 Grade Lane Subordination Agreement) to any Person that was not entitled to receive under the provisions of any such agreement.
Upon the occurrence and during the continuance of an Event of Default, Lender may declare any Obligation Lender may have hereunder to be cancelled, declare all Obligations of Borrowers to be due and payable and proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Lender by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, Borrowers, as additional compensation to Lender for its increased credit risk, promise to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at a per annum rate of three percent (3%) greater than the rate of interest then specified in Section 5 of this Agreement (the “Default Rate”).
(b)    Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender’s disposition of the Collateral. Lender may conduct any such sale or other disposition of the Collateral upon any Borrower’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrower Representative with such notice as may be practicable under the circumstances), Lender shall give Borrower Representative at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Lender may purchase the Collateral, or any portion of it at any public sale.
(c)    If Lender sells any of the Collateral on credit, Borrowers will be credited only with payments actually made by the purchaser of such Collateral and received by Lender. If the purchaser fails to pay for the Collateral, Lender may re-sell the Collateral and Borrowers shall be credited with the proceeds of the sale.
(d)    In connection with Lender’s exercise of Lender’s rights under this Agreement, Lender may enter upon, occupy and use any premises owned or occupied by any Borrower, and may exclude Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender. Lender shall not be required to remove any of the Collateral from any such premises upon Lender’s taking possession thereof, and may render any Collateral unusable to Borrowers. In no event shall Lender be liable to Borrowers for use or occupancy by Lender of any premises pursuant to this Agreement.

(e)    Upon the occurrence of any Event of Default, Lender may require Borrowers to assemble the Collateral and make it available to Lender at Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both Lender and Borrowers.
(f)    For purposes of this Agreement, an Event of Default shall be deemed to be continuing until such time as such Event of Default is waived in writing by Lender.
17.    STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on Lender to exercise remedies following the occurrence and during the continuance of an Event of Default in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove Liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, and specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (1) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.
18.    RESERVED.
19.    WAIVER OF JURY TRIAL. EACH LOAN PARTY AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT

ANY LOAN PARTY OR LENDER MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Loan Party hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Each Loan Party acknowledges that Lender has been induced to enter into this Agreement by, among other things, this waiver. Each Loan Party acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.
20.    CONSENT TO JURISDICTION. Each Loan Party and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of Connecticut or in the District Court of the United States for the District of Connecticut, and each Loan Party waives personal service of process and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Loan Party Representative, or as otherwise provided by the laws of the State of Connecticut or the United States of America.
21.    TERMINATION.
(a)    Unless sooner terminated by Lender as a result of the occurrence of an Event of Default, Borrowers’ eligibility to request loans hereunder shall commence on the date hereof and shall continue for a period through and including February 28, 2018 (the “Term”). If Borrowers desire to terminate this Agreement prior to the end of the Term, Borrowers shall give at least sixty (60) days prior written notice to Lender of Borrowers’ intention to do so and shall pay to Lender the termination charge set forth below. Borrowers’ eligibility to request loans may be extended after the Term (and after any Renewal Term, as defined below) only with the express written consent of both Borrowers and Lender. Any such extension (and any further extension) shall be made only with the express written consent of both Borrowers and Lender (each being a “Renewal Term”). At the end of the Term (or at the end of a Renewal Term, if applicable), Borrowers shall pay the entire balance of the loans and all other outstanding Obligations. Further, upon termination of this Agreement, all of the rights, interests and remedies of Lender and Obligations of Borrowers shall survive and Borrowers shall have no right to receive, and Lender shall have no obligation to make, any further loans. Upon full, final and indefeasible payment of the Obligations to Lender, all rights and remedies of Borrowers and Lender hereunder shall cease, so long as any payment so made to Lender and applied to the Obligations is not thereafter recovered from or repaid by Lender in whole or in part in any Insolvency or Liquidation Proceeding instituted by or against any Borrower, whereupon this Agreement shall be automatically reinstated without any further action by Borrowers and Lender and shall continue to be fully applicable to such Obligations to the same extent as though the payment so recovered or repaid had never been originally made on such Obligations.
(b)    If this Agreement is terminated by Lender following the occurrence of an Event of Default or if Borrowers request that Lender terminate this Agreement, then Borrowers shall pay to Lender a termination fee in an amount equal to (i) $120,000 if the termination occurs on or before the first anniversary of this Agreement; and (ii) $60,000 if the termination occurs after the first anniversary date of this Agreement but on or before the end of the Term. Notwithstanding the foregoing, no termination fee shall be payable by Borrowers if, after the date that is eighteen (18) months after the date hereof, Borrowers terminate this Agreement and pay the Obligations in full with the initial proceeds of loans made under a loan facility provided to Borrowers by a financial institution insured under the Federal Deposit Insurance Corporation.
(c)    In the event that Borrowers desire to terminate this Agreement prior to the end of the Term (or any Renewal Term, if applicable) and fails to deliver to Lender the sixty (60) day notice required pursuant to Section 21(a) above, Borrowers may nevertheless terminate this Agreement and pay the Obligations in full if it (i) pays the termination charge set forth in Section 21(b) above, and (ii) pays additional interest for each day that the notice was short of the required sixty (60) day notice, which interest shall be in an amount that is equal to the Default Rate based on Borrowers’ average borrowings under this Agreement for the two (2) month period prior to the date that Lender receives delivery of actual notice of Borrowers’ intention to terminate this Agreement.
22.    JOINT AND SEVERAL OBLIGATIONS.
(a)    The Obligations are the joint and several obligation of each Borrower. Each Borrower expressly represents and warrants that it is part of a common enterprise and that any financial accommodations by Lender hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to Borrower.
(b)    To the fullest extent permitted by applicable law, the Obligations of Borrowers shall not be affected by (i) the failure of Lender to assert any claim or demand or to enforce or exercise any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement or any other Loan Document, or (iii) the failure to perfect any Lien in, or the release of, any of the Collateral or other security held by or on behalf of Lender.
(c)    The Obligations of Borrowers shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of Borrowers hereunder shall not be discharged or impaired or otherwise affected by the failure of Lender to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Borrowers or that would otherwise operate as a discharge of any Borrower as a matter of law or equity.

(d)    To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower. Lender may, at its election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to it against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder. Each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.
(e)    Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of Lender’s commitment to make Loans. In addition, any Indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Borrower will demand, sue for or otherwise attempt to collect any such Indebtedness.
23.    BORROWER REPRESENTATIVE. Each Loan Party hereby irrevocably appoints and constitutes ISA as its agent (in such capacity, the “Borrower Representative”) to request and receive loans pursuant to this Agreement and the other Loan Documents from Lender in the name or on behalf of such Borrower. Lender may disburse the loans to such bank account of Borrower Representative or a Borrower or otherwise make such loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Lender may at any time and from time to time require that loans be disbursed directly to an operating account of a Borrower or to any other Person. In addition, each Loan Party hereby irrevocably appoints and constitutes the Borrower Representative as its agent to receive statements on account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.
24.    MISCELLANEOUS.
(a)    No delay or omission on the part of Lender in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)    Lender is authorized to make loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrowers by any authorized person whose name appears at the end of this Agreement or by any of the following named persons, from time to time, holding the following offices of Borrower Representative, President, Treasurer, Manager and such other officers and authorized signatories as may from time to time be set forth in separate resolutions.
(c)    This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that, no Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release any Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by any Loan Party is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Loan Parties or Loan Parties’ businesses. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Loan Parties and such assignment shall effect a novation between any Loan Party and such other party.
(d)    Each Borrower agrees that any and all loans made by Lender to such Borrower or for its account under this Agreement shall be conclusively deemed to have been authorized by such Borrower and to have been made pursuant to duly authorized requests therefor on its behalf.
(e)    Unless otherwise defined in this Agreement, capitalized words shall have the meanings set forth in the Uniform Commercial Code as in effect in the State of Connecticut as of the date of this Agreement.
(f)    Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application). This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.
(g)    Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested ), overnight courier, or facsimile to Borrower Representative or to Lender, as the case may be, at its address set forth at the end of this Agreement.
The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demand sent in accordance with this section shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail.
(h)    Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings or any other paper delivered to Lender by any Loan Party in connection with this Agreement or any other agreement for more than four (4) months after receipt of the same by Lender.
(i)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Loan Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
(j)    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
(k)    This Agreement, together with the other documents and instruments executed concurrently herewith represent the entire and final understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by evidence of any prior, contemporaneous or subsequent other agreement, oral or written, before the date hereof.
(l)    This Agreement can only be amended by a writing signed by both Lender and Loan Parties.
(m)    Lender hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party and each other party to the transaction contemplated hereunder, which information includes the name and address of such Loan Party and each such other party and other information that will allow Lender to identify such Loan Party and each such other party in accordance therewith.
(n)    This Agreement may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereto and may be attached to another part of this Agreement identical in form hereto and having attached to it one or more additional signature pages. This Agreement may be transmitted by facsimile machine or by electronic mail in portable document format (“pdf”) and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.
(o)    The laws of the State of Connecticut shall govern the construction of this Agreement and the rights and duties of the parties hereto. This Agreement shall take effect as a sealed instrument.
[SIGNATURES APPEAR ON THE FOLLOWING PAGES.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first set forth above.

BORROWER:

INDUSTRIAL SERVICES OF AMERICA,
    INC., a Florida corporation

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

Address:    7100 Grade Lane, Building 1
Louisville, Kentucky 40213
Attention:    Todd Phillips
Telephone:    502-367-7100
Telecopier:    None
Email:         TPhillips@isa-inc.com

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE.]

BUSINESS # 2730179 v.12

[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE.]

GUARANTORS:

ISA INDIANA INC.,
an Indiana corporation

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

ISA LOGISTICS LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

ISA REAL ESTATE, LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

ISA INDIANA REAL ESTATE, LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

7021 GRADE LANE LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

BUSINESS # 2730179 v.12

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE.]

[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE.]

GUARANTORS:

7124 GRADE LANE LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

7200 GRADE LANE LLC,
a Kentucky limited liability company

By:    /s/ Sean Garber
Name:    Sean Garber
Title:    President

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE.]

BUSINESS # 2730179 v.12

[SIGNATURES CONTINUED FROM THE PREVIOUS PAGE.]
LENDER:

MIDCAP BUSINESS CREDIT LLC,
a Texas limited liability company
By:    /s/ Steven A. Samson
Name:    Steven A. Samson
Title:    President

Address:    433 South Main Street
West Hartford, Connecticut 06110
Attention:    Portfolio Manager for Industrial
Services of America, Inc.
Telephone:    860-503-1629
Telecopier:    800-217-0500
Email:        ssamson@midcapcredit.com

BUSINESS # 2730179 v.12

SCHEDULES
The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read “None”.
SCHEDULE “A”
Borrowers’ and Guarantors’ Principal Offices, Places of Business and Organizational Identification Number (§3)

Loan Party	Principal Office Address	Name of Party Who Owns or Leases the Property
Industrial Services of America, Inc.	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Indiana, Inc.	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Logistics LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Real Estate, LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Indiana Real Estate, LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7021 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7124 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7200 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.

Loan Party	Address	Name of Party Who Owns or Leases the Property	Property Located At Such Address
Industrial Services of America, Inc.	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
Property for all Loan Parties is maintained at one or more of the following locations:
1) principal office (7100 Grade Ln)
2) one of the properties listed in Schedule D
3) one of Loan Parties’ 2 other leased properties:
6709 Grade Lane Louisville, KY 40213
960 South County Road 900 West North Vernon, IN 47265

ISA Indiana, Inc.	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Logistics LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Real Estate, LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
ISA Indiana Real Estate, LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7021 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7124 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.
7200 Grade Lane LLC	7100 Grade Lane, Bldg. 1 Louisville, KY 40213	Industrial Services of America, Inc.

Loan Party	Jurisdiction of Formation	Organizational Identification Number
Industrial Services of America, Inc.	Florida	59-0712746
ISA Indiana, Inc.	Indiana	35-2052295
ISA Logistics LLC	Kentucky	672023
ISA Real Estate, LLC	Kentucky	551137
ISA Indiana Real Estate, LLC	Kentucky	614738
7021 Grade Lane LLC	Kentucky	599169
7124 Grade Lane LLC	Kentucky	729130
7200 Grade Lane LLC	Kentucky	729126

SCHEDULE “B”
Other Encumbrances and Liens (§4(f)(i))

Loan Party	Secured Party or Mortgagee	Description of Collateral	Payment Terms and Dates of Maturity
Industrial Services of America, Inc.	K&R, LLC	Unsecured - Loan is in the amount of $620,328
Upon the sale of the property located at 7100 Grade Lane, the Secured Party will receive $500,000. Otherwise, the Loan Party will begin making interest only payments on April 30, 2017 until December 31, 2020 when the full amount of the debt is due and payable.

Industrial Services of America, Inc.	Wells Fargo Bank National Association	Deposit account #4475473724 maintained with Secured Party in the initial amount of $25,000	Outstanding balance is paid monthly and this obligation matures upon cancellation by either party.
Industrial Services of America, Inc.	7100 Grade Lane, LLC	Unsecured - Loan is in the amount of $883,800	The Loan Party will begin making interest only payments on April 30, 2017 until December 31, 2020 when the full amount of the debt is due and payable.

SCHEDULE “C”

Leases of Personal Property (§4(f)(ii))

Loan Party	Lessor	Description of Property	Date of Lease and Term Rental Payable
Industrial Services of America, Inc.	K&R, LLC	2011 Komatsu PC350LC-8 2011 LaBounty MSD 2500r S/N: A10458 626199	5/1/11 start date 60 month term $5,000 / month
Industrial Services of America, Inc.	K&R, LLC	Liebherr Hydraulic Scrap Handler; model #: A934C HD	11/1/10 start date 60 month term $5,500 / month
Industrial Services of America, Inc.	Summit Funding Group, Inc.	3 Liebherr cranes – model-69 Grapple: 1) Model LH40M; 15KW generator; S/N: 2014-848696 2) Model LH50M; 20KW generator; S/N: 2014-825353 3) Model LH50M; 20KW generator; S/N: 2014-825319	9/17/14 agmt. date 60 month term $28,900.41 / mo.

SCHEDULE “D”

Real Property Collateral

Loan Party of Record	Common Name and Address	Owned, Leased or Other Interest	Purpose/Use	Improvements Located on Real Property	Legal Description	Filing Office of Mortgage
Industrial Services of America, Inc.	3409 Campground Road, Louisville, KY	Owned	In use as recycling collection center	Building	See Exhibit “A” to Schedule “D”	Jefferson County
ISA Real Estate, LLC	7110 Grade Lane, Louisville, KY	Owned	In use by ISA; small portion leased to 3rd party on MTM lease agreement	Building	See Exhibit “A” to Schedule “D”	Jefferson County
ISA Real Estate, LLC	1617 State Road 111, New Albany, IN	Owned	In use as recycling collection center	Building	See Exhibit “A” to Schedule “D”	Floyd County
7021 Grade Lane LLC	7023, 7025, 7101, 7103 Grade Lane, Louisville, KY	Owned	Not used	None	See Exhibit “A” to Schedule “D”	Jefferson County
7200 Grade Lane LLC	7200 Grade Lane, Louisville, KY	Owned	In use as location of ISA’s auto parts business	Building	See Exhibit “A” to Schedule “D”	Jefferson County
7124 Grade Lane LLC	7124 Grade Lane, Louisville, KY	Owned	Not used	None	See Exhibit “A” to Schedule “D”	Jefferson County

EXHIBIT “A” TO SCHEDULE “D”

Real Property Collateral Legal Descriptions

7023 Grade Lane, 7025 Grade Lane, 7101 Grade Lane, 7103 Grade Lane:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

7124 Grade Lane:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

1617 State Road 111:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

7200 Grade Lane:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

7110 Grade Lane:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

3409 Campground Road:
[Legal description of collateral real estate has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted description upon request by the U.S. Securities and Exchange Commission.]

SCHEDULE “E”

Deposit Accounts

Loan Party	Bank	Account Number	Type of Account
Industrial Services of America, Inc.	Wells Fargo Bank, N.A.	XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX XXXXXXXXXX	Depository (MidCap Business Credit LLC f/b/o Industrial Services of America, Inc.) Operating Payroll Grade Lane Industrial CWS Special Account Seymour Industrial ISA General Collateral Account
Industrial Services of America, Inc.	BB&T	XXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX XXXXXXXXX	Operating PCA Grade Lane Retail Grade Lane Commercial Campground Road Retail New Albany Retail Grade Lane Dealer Grade Lane Industrial Seymour Industrial Pick Pull Save WESSCO
Industrial Services of America, Inc.	Jackson County Bank	XXXXXXX XXXXXXX	Seymour Retail Seymour Petty

SCHEDULE “F”

Conditions Subsequent
Loan Parties shall deliver or cause to be delivered to Lender, or shall have taken or caused to have been taken, in form and substance reasonably satisfactory to Lender, as promptly as possible following the date of the Agreement, but in any event no later than the dates referred to below with respect to each such item (or such later date as Lender shall agree in writing in its sole discretion), the items or actions set forth below:

(1)    on or before March 14, 2016, evidence, in form and substance (and amount) reasonably satisfactory to Lender, that Loan Parties have obtained flood insurance covering the contents of the Real Property Collateral;

(2)    on or before March 31, 2016, evidence, in form and substance reasonably satisfactory to Lender, that Wessco, LLC, a Delaware limited liability company, has been dissolved; and

(3)    on or before March 31, 2016, evidence, in form and substance reasonably satisfactory to Lender, that deposit account number 4123496549 maintained by ISA at Wells Fargo Bank, National Association, has been closed.

In addition, on or before March 31, 2016, Loan Parties shall use commercially reasonable efforts to deliver, or cause to be delivered, to Lender a landlord waiver, in form and substance satisfactory to Lender, with respect to the premises located at 6709 Grade Lane, Louisville, KY 40213.

EXHIBIT 1
Form of Revolving Note
MIDCAP BUSINESS CREDIT LLC
REVOLVING NOTE
$6,000,000.00     ________ __, 2016
For value received, each of the undersigned (hereinafter jointly, severally and collectively, “Borrowers” and each, a “Borrower”) hereby promises to pay to the order of MIDCAP BUSINESS CREDIT LLC, a Texas limited liability company (“Lender”), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of SIX MILLION AND 00/100 DOLLARS ($6,000,000.00) or, if less, the aggregate unpaid principal amount of all loans made by Lender to Borrowers under the Loan Agreement (as hereinafter defined), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Loan and Security Agreement (All Assets) of even date herewith (“Loan Agreement”) among Borrowers, certain Subsidiaries and/or Affiliates of Borrowers party thereto as “Guarantors”, and Lender. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.
The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.
This Revolving Note may be prepaid only in accordance with the Loan Agreement.
This Revolving Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof. This Revolving Note is the “Note” referred to in the Loan Agreement.
This Revolving Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
Borrowers hereby agree to pay all costs of collection, including reasonable attorneys’ fees and legal expenses in the event this Revolving Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
All rights and obligations hereunder shall be governed by the laws of the State of Connecticut and this Revolving Note shall be deemed to be under seal.

INDUSTRIAL SERVICES OF AMERICA, INC.,
a Florida corporation

By:    ____________________________________
Name:    ____________________________________
Title:    ____________________________________

EXHIBIT 2
Customer Credit Limits

ACCOUNT NAME	CREDIT LIMIT
[Customer name has been omitted. The Registrant hereby undertakes to furnish supplementally copies of the omitted customer name upon request by the U.S. Securities and Exchange Commission.]	$300,000
[Customer name has been omitted. The Registrant hereby undertakes to furnish supplementally copies of the omitted customer name upon request by the U.S. Securities and Exchange Commission.]	$250,000
[Customer name has been omitted. The Registrant hereby undertakes to furnish supplementally copies of the omitted customer name upon request by the U.S. Securities and Exchange Commission.]	$250,000
[Customer name has been omitted. The Registrant hereby undertakes to furnish supplementally copies of the omitted customer name upon request by the U.S. Securities and Exchange Commission.]	$250,000

EXHIBIT 3
List of Eligible Equipment

[Listing of Eligible Equipment has been omitted.  The Registrant hereby undertakes to furnish supplementally copies of the omitted listing upon request by the U.S. Securities and Exchange Commission.]